Exhibit 5.1

June 26, 2003

Molina Healthcare, Inc.

One Golden Shore Drive

Long Beach, California 90802

Re:	Molina Healthcare, Inc. Registration Statement on Form S-1 (File No. 333-102268)

Ladies and Gentlemen:

We have acted as special counsel to Molina Healthcare, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering by the Company of up to 6,900,000 shares, including 900,000 shares subject to an over-allotment option (the “Shares”), of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. For purposes hereof (i) the term “Underwriting Agreement” shall mean the Underwriting Agreement (the “Underwriting Agreement”) to be entered into among Banc of America Securities LLC, CIBC World Markets Corp. and SG Cowen Securities Corporation, as representatives of the several underwriters named therein (collectively, the “Underwriters”), and the Company and (ii) the term “Registration Statement” shall mean the Registration Statement on Form S-1 (File No. 333-102268), as amended.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authority of trustees, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its subsidiaries and their respective officers and other representatives and of public official and others.

We do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement becomes effective under the Act, the Underwriting Agreement has been duly executed and delivered and certificates evidencing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and the Shares shall have been delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the Shares will have been duly authorized and the Shares will be validly issued and fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ McDermott, Will & Emery